Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMERIGROUP Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-109134, No. 333-125033, No. 333-159024 and No. 333-174683) and Form S-3 (No. 333-143197 and No. 333-178447) of AMERIGROUP Corporation of our reports dated February 24, 2012, with respect to the consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of AMERIGROUP Corporation.

/s/ KPMG LLP

Norfolk, Virginia

February 24, 2012